SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Wegener Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

6837 Camus Place

Springfield, VA  22152

TELEPHONE NUMBER:

(703) 282-9380

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Steven M. Wegener

6837 Camus Place

Springfield, VA  22152

CHECK APPROPIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Springfield and State of Virginia on this 19th day of February, 2006.

ATTEST:	Wegener Investment Trust

/s/	/s/
By: Niloufar Marindiz, Secretary	By: Steven M. Wegener, President